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FOR IMMEDIATE RELEASE

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
Media Relations Contact:           Investor Relations Contact:        PR Agency Contact:
Kevin J. Liebl                     Frank Yoshino                      Kari Garcia
Vice President, Marketing          Treasurer                          Comm Strategies
714-693-2740                       714-693-2775                       949-753-9292
e-mail: kliebl@ccmgate.mti.com     e-mail: fyoshino@ccmgate.mti.com   e-mail: kgarcia@commstrategies.com
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                  MTI TECHNOLOGY ANNOUNCES STOCKHOLDER LAWSUIT

ANAHEIM, Calif., Sept. 3, 1998 -- MTI Technology Corp. (Nasdaq:MTIC) announced today that a class action complaint has been filed against the company and certain officers, alleging violations of provisions of the Securities and Exchange Act of 1934 and rules promulgated thereunder in connection with certain statements made during the period from May 21, 1998 through June 9, 1998. The complaint, filed Aug. 26, 1998, in the U.S. District Court for the Central District of California, Southern Division, alleges that the defendants were aware of certain adverse information which they failed to disclose. The complaint does not specify the amount of damages being sought. While the complaint has yet to be served on the company, the company has obtained a copy of the complaint from the court. The company believes that the lawsuit is without merit and intends to defend the suit vigorously.

     MTI's mission is to be the premier provider of high-performance, cross-platform data storage management solutions for the enterprise. MTI integrates distributed data management software, a hierarchy of modular storage systems and on-site services to meet the mass storage needs of its customers. Headquartered in Anaheim, Calif., the company offers services and support from more than 40 offices in the U.S. and Europe. MTI may be reached by phone:
800-999-9MTI or 714-970-0300, fax: 714-693-2256 or e-mail: info@mti.com.
Information can also be accessed via MTI Online, the company's World Wide Web server on the Internet at: http://www.mti.com.

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